Exhibit 2

                      TAX INDEMNIFICATION AGREEMENT



               TAX INDEMNIFICATION AGREEMENT dated March 30,
     1994, (the "Agreement") between The Prudential Realty
     Advisors, Inc., a New Jersey corporation (the "Advisor") and
     Prudential Realty Trust, a Massachusetts business trust (the
     "Trust").

               WHEREAS the Trust was organized pursuant to a Declaration of Trust dated June 19, 1985, as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder;

               WHEREAS the Advisor, pursuant to the terms of an advisory contract between the Advisor and the Trust, makes recommendations concerning the Trust's investments and oversees the routine operations of the Trust;

               WHEREAS the Advisor and the Trust desire to set forth the terms and conditions of the Trust's right to indemnification by the Advisor for certain Covered Tax
     Liabilities (as defined below);

               NOW, THEREFORE, in consideration of the mutual covenants herein and in the documents referred to above, the Advisor and the Trust agree as follows:

               SECTION 1.  DEFINITIONS.

                    The following terms shall have the meanings given below for purposes of this Agreement:

               "Covered Tax Liability" shall mean a Tax Liability of the Trust attributable to the Trust's failure to qualify as a REIT during any taxable year by reason of its failure to solicit information from shareholders during such year as required by Treasury Regulations Section 1.857-8(e);

               "Gross-Up Items" shall mean, with respect to any amount paid under Section 2(a) hereof, all taxes that any federal, state or local taxing authority requires the Trust to pay in respect of the receipt of such amount;


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          "IRS" shall mean the Internal Revenue Service;

               "Taxes" shall mean all federal, state or local income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties;

               "Tax Dispute" shall mean a written proposed adjustment to a Tax Return of the Trust that would result, if unopposed, in the imposition of a Tax Liability upon the Trust;

               "Tax Liability" of the Trust shall mean, with respect to any taxable period for which the Trust has filed or is required to file a Tax Return, any amounts payable (or any amounts that would be payable absent any setoff or relief for losses in such period) in respect of any assessment, demand or other notice of a liability for Taxes issued by or on behalf of the IRS or any state or local government or taxing authority by virtue of which the Trust is or will become liable to make a payment of Taxes reported on the Trust's Tax Return, including changes in any such amounts payable attributable to amended returns, deficiencies, claims for refund, IRS audits, IRS examinations or proceedings or litigations resulting from any of the foregoing events. For purposes of this Agreement, the amount of a Tax Liability shall include any interest, penalties, additions to tax and other costs (including attorneys' fees) incurred in connection with such Tax Liability or claim therefor;

               "Tax Return" shall mean all federal, state or local tax returns, informational returns, declarations of estimated tax and other tax reports of the Trust.

               SECTION 2.  INDEMNIFICATION AND PAYMENT OF
     ADDITIONAL AMOUNTS.


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               (a)  The Advisor agrees to pay to the Trust,
     as an indemnity, an amount equal to the sum of any Covered
     Tax Liability and Gross-Up Items;

                    (b)  The Trust shall, promptly following
     notice to the Trust of any event that could give rise to a Covered Tax Liability, notify the Advisor in writing, in reasonable detail, of the circumstances giving rise to the Covered Tax Liability and the amount being claimed thereunder; provided, however, that the Trust's failure to provide such notice shall not relieve the Advisor of any obligations hereunder;

                    (c)  The amounts payable to the Trust under
     this Agreement shall be paid within 10 business days after the Advisor receives written notice of a Covered Tax Liability as described in Section 2(b) hereof; provided, however, that in the case of amounts that are being contested in accordance with Section 4 hereof, no payment with respect to such amounts shall be required prior to the time provided in that Section.

               SECTION 3.  INTEREST ON LATE PAYMENTS.

               If any payment due to be made by the Advisor under this Agreement is not made within the period specified in
     Section 3(c) hereof, simple interest shall accrue upon such payment, from and including the day next following the last day of such period, at a rate equal to the lesser of (i) the prime rate of Morgan Guaranty Trust Company of New York, as announced from time to time, plus 2 percent per annum or
     (ii) the maximum rate permitted under state or local law.

               SECTION 4. CONDUCT OF TAX DISPUTES.

               The Trust shall promptly notify the Advisor in writing upon receipt by the Trust of notice of any pending or threatened federal, state or local tax audits or assessments that may give rise to a Covered Tax Liability, provided that the Trust's failure to comply with this provision shall not affect the Trust's right to indemnification hereunder. The Advisor shall have the sole right to represent the Trust's interest in any tax audit or administrative or court proceedings relating to Covered Tax Liabilities and to employ counsel of the Advisor's choice at its own expense. Notwithstanding the foregoing, the Advisor shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would have a material adverse effect on any Tax Liability (other than a Covered Tax Liability) of the Trust, without the Trust's prior written consent. Such consent shall not be unreasonably withheld or delayed and shall not be necessary to the extent that the Advisor has indemnified the Trust against the effects of any such settlement.


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              SECTION 5.  NOTICES.  Notices pursuant to this
     Agreement shall be given in the manner set forth in the Declaration of Trust.

               SECTION 6.  AMENDMENTS.  This Agreement may be
     amended in whole or in part only with the written consent of the Trust and the Advisor.

               SECTION 7. GOVERNING LAW. This Agreement, and the rights of the Advisor and Trust, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts-of-laws principles.

               SECTION 8. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

               SECTION 9. RECOVERY FROM OTHER PERSONS. Without prejudice to the Advisor's obligation to make any payment required by this Agreement, if the Trust is entitled to recover from a person other than the Advisor (but including any taxing or other competent authorities) any sum in respect of any Covered Tax Liability, the Trust shall, as soon as it becomes aware of such entitlement, promptly notify the Advisor and, if so required by the Advisor and at the Advisor's expense, take all appropriate steps to enforce such recovery, keep the Advisor fully informed of the progress of any such action, and account to the Advisor for any amount so recovered to the extent of the amount paid by the Advisor in respect of the Covered Tax Liability.


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          SECTION 10.  MISCELLANEOUS.

                    (a)  The captions and titles preceding the
     text of each paragraph hereof shall be disregarded in the construction of this Agreement;

                    (b)  This Agreement may be executed in
     counterparts, all of which shall for all purposes constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

               IN WITNESS whereof, the parties to this Agreement have hereby set forth their names as of this 30th day of March, 1994.

                                        PRUDENTIAL REALTY TRUST

                                        By: /s/ James W. McCarthy
                                                James W. McCarthy


                                        THE PRUDENTIAL REALTY
                                          ADVISORS, INC.


                                        By: /s/ Joseph M. Selzer
                                                Joseph M. Selzer